  Exhibit 99.1

GILLA PARTNERS WITH VAPORIZED IN SCOTLAND

New York, NY – (May 1st, 2017) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, manufacturer and marketer of E-liquid for vaporizers, announced today that the Company has entered into a supply partnership with CCHG Ltd. (“Vaporized”) to be the exclusive distributor of Gilla’s Coil Glaze, The Drip Factory, Siren and Craft Vapes E-liquid brands in Scotland. With 83 vape shops and growing, CCHG Ltd. operates one of the largest retail chains in the United Kingdom (“UK”) under the trade name Vaporized.

“This is yet another milestone for Gilla as we continue to grow our international footprint,” stated David Yuranyi, Gilla’s Vice President of Sales. He continued, “We chose Vaporized to be our exclusive distributor in Scotland in order to work alongside the UK’s leading retail vaping specialists and we are excited about their plans to bring Gilla’s products to High Street. This past year, our team has focused on ensuring compliance with the Tobacco Products Directive (TPD) across the European Union. We now have a comprehensive portfolio of notified product and this partnership is a testament to those efforts.”

The Tobacco Products Directive (Directive 2014/40/EU) (“TPD”) became effective on May 20th, 2016 and introduced a new regulatory framework at the European Union (“EU”) level that specifically regulates vaping products including E-liquid and E-cigarettes. EU Member States were required to transpose the TPD and adopt national legislation in order to implement the new regulatory provisions by May 20th, 2017. However, compliance at the EU level has not been easy for vaping companies given that certain Member States have interpreted the same directive and enacted further legal requirements beyond the scope of the TPD framework within their national legislation.

“I am proud to say that after implementation of the TPD, Gilla’s portfolio of brands continues to be available to our customers in Europe,” said Graham Simmonds, Chairman and CEO of Gilla. He added, “Our team has worked tirelessly to ensure that Gilla’s brands have met all of the requirements of the TPD at both the EU and national levels. Vaporized is the gold standard of retail in the vape world and we look forward to a mutually prosperous relationship.”

About Vaporized
Vaporized is a family-owned electronic cigarette company. They are the UK’s leading vaping specialists based in Edinburgh, Scotland. The company prides itself on its hands-on approach having grown from its first vape shop in 2013 to 83 by the end of 2016. Vaporized has plans for further UK and international expansion which will include an aggressive push into the London market.
About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation of smoking. Gilla aims to be a global leader in delivering the most efficient and effective vaping solutions for nicotine and cannabis related products. The Company provides consumers with choice and quality across various categories and price points. Gilla’s proprietary product portfolio includes the following brands: Coil Glaze™, Siren, The Drip Factory, Craft Vapes™, Craft Clouds, Surf Sauce, Vinto Vape, VaporLiq, Vape Warriors, Vapor’s Dozen, Miss Pennysworth’s Elixirs, The Mad Alchemist™, Replicant, Enriched CBD and Crown E-liquid™.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. Bradford Long
Investor Relations
T: 1 (888) 994-GLLA (4552)
E: brad.long@gilla.com